EXHIBIT 99.2

TAP AUTOMOTIVE HOLDINGS, LLC
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED
DECEMBER 31, 2015, AND REPORT OF INDEPENDENT AUDITORS

REPORT OF INDEPENDENT AUDITORS
The Board of Directors and Members
TAP Automotive Holdings, LLC

Report on Financial Statements

We have audited the accompanying consolidated financial statements of TAP Automotive Holdings, LLC, which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statement of operations and comprehensive loss, members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TAP Automotive Holdings, LLC as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP
Irvine, California
March 31, 2016

TAP AUTOMOTIVE HOLDINGS, LLC CONSOLIDATED BALANCE SHEET (In thousands)

December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$3,661
Accounts receivable, net of allowance for doubtful accounts and sales returns of $1,109	20,513
Other receivables	8,501
Inventories	97,619
Prepaid expenses and other current assets	3,703
Total current assets	133,997
Property and equipment, net	23,570
Deposits and other assets	854
Investment in joint venture	1,069
Deferred financing costs, net	247
Goodwill	6,319
Intangibles, net	20,702
Total assets	$186,758
Liabilities and Members’ Equity
Current liabilities:
Revolving credit line	$30,855
Notes payable	60,000
Accounts payable	34,818
Accrued expenses	27,947
Bank overdraft	3,432
Current portion of deferred revenue	4,859
Current portion of capital lease obligations	12
Customer deposits	6,088
Total current liabilities	168,011
Deferred revenue, less current portion	5,140
Other long-term liabilities	2,828
Capital lease obligations, less current portion	25
Commitments and contingencies (Note 4)
Members’ equity:
Retained earnings	11,523
Accumulated other comprehensive loss	(769)
Total members’ equity	10,754
Total liabilities and members’ equity	$186,758

See notes to consolidated financial statements.

TAP AUTOMOTIVE HOLDINGS, LLC. CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands)

Year ended December 31, 2015
Net sales	$672,086
Cost of sales	491,483
Gross profit	180,603
Selling, general and administrative expenses	136,673
Income from operations	43,930
Other expense (income):
Legal settlement (Note 4)	52,000
Interest expense	5,365
Interest and other income	(14)
Gain on disposal of assets	(20)
Equity loss in joint venture	788
Loss before income taxes	(14,189)
Provision for income taxes	536
Net loss	(14,725)
Other comprehensive loss
Foreign currency translation adjustment	(575)
Comprehensive loss	$(15,300)

See notes to consolidated financial statements.

TAP AUTOMOTIVE HOLDINGS, LLC CONSOLIDATED STATEMENT OF MEMBERS' EQUITY (In thousands)

	Retained Earnings	Accumulated Other Comprehensive Income	Total Members' Equity
BALANCE - December 31, 2014	$31,306	$(194)	$31,112
Net loss	(14,725)	—	(14,725)
Foreign currency translation adjustment	—	(575)	(575)
Members' distribution	(5,058)	—	(5,058)
BALANCE - December 31, 2015	$11,523	$(769)	$10,754

See notes to consolidated financial statements.

TAP AUTOMOTIVE HOLDINGS, LLC CONSOLIDATED STATEMENT OF CASH FLOWS (In thousands)

Year ended December 31, 2015
Cash Flows From Operating Activities:
Net loss	$(14,725)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,239
Amortization of deferred financing fees	182
Provision for bad debt expense	393
Equity loss from joint venture	789
Gain on disposal of equipment	(20)
(Increase) decrease in working capital components:
Receivables	(6,407)
Inventories	(16,249)
Prepaid and others assets	(728)
Increase (decrease) in:
Accounts payable and accrued expenses	6,495
Deferred revenue	3,843
Deferred rent obligations	348
Customer deposits	1,074
Net cash used in operating activities	(19,766)
Cash Flows From Investing Activities:
Acquisition of businesses	(5,569)
Acquisition of property, plant, and equipment	(10,943)
Proceeds from sale of equipment	26
Net cash used for investing activities	(16,486)
Cash Flows From Financing Activities:
Net payments on revolving lines of credit	(954)
Proceeds from the issuance of debt	44,234
Principal payments on long term debt	(2,500)
Payment of deferred financing costs	(2)
Change in bank overdraft	3,432
Member distributions	(5,058)
Net cash provided by financing activities	39,152
Effect of exchange rate on cash	(575)
Net increase in cash and cash equivalents	2,325
Cash and cash equivalents at beginning of year	1,336
Cash and cash equivalents at end of year	$3,661

Supplemental disclosures of cash flow information
Cash paid for interest	$5,199
Cash paid for income taxes	$355

Supplemental disclosures of non-cash transactions
Acquisition of property and equipment by issuance of capital leases	$19
Acquisition of property and equipment by issuance of long-term liabilities	$400
Non-cash transactions	$419

See notes to consolidated financial statements.

TAP AUTOMOTIVE HOLDINGS, LLC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2015

Note 1. Nature of Business and Significant Accounting Policies
Nature of Business. TAP Automotive Holdings, LLC and its wholly owned subsidiaries, TAP Worldwide, LLC (“Transamerican”), TAP Manufacturing, LLC (“Explorer”), TAP Automotive Holdings Canada, Inc. (“TAP Canada”), TAP Offroad Investment Company, Ltd (“TORIC”), and Transamerican Automotive Technology Co., Ltd. (collectively, the “Company”), is a leading participant in aftermarket parts and accessories for light trucks, Jeeps, sport-utility vehicles and other four-wheel drive vehicles. The Company sells through its retail stores, call center and e-commerce sites, and U.S. as well as international wholesale distribution.
In February 2015, the Company acquired certain tangible and intangible assets of two separate businesses: Poison Spyder Customs (“PSC”) and CSC Customs (“CSC”). PSC designs and manufactures specialty products and accessories for Jeep vehicles. CSC is engaged in the business of marketing, reselling and installing aftermarket parts and accessories for light truck and Jeep vehicles in the state of Louisiana.
In October 2015, the Company acquired certain tangible and intangible assets and liabilities of Atlantic Motor Sports (“AMS”). AMS is engaged in the business of marketing, reselling and installing aftermarket parts and accessories for light truck and Jeep vehicles in the state of Virginia.
Note 2. Basis of Presentation and Significant Accounting Policies
Principles of Consolidation - The accompanying consolidated financial statements include the accounts to TAP Automotive Holdings, LLC and its subsidiaries. All intercompany transactions and accounts have been eliminated.
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Significant estimates and assumptions made by management are used for, but not limited to, the allowances for doubtful accounts and sales returns, the reserve for slow-moving and obsolete inventories, and the recoverability of the carrying value of long-lived assets.
Cash and Cash Equivalents - The Company considers highly liquid investments with an initial maturity of three months or less to be cash equivalents. Cash equivalents include proceeds due from credit and debit card transactions, which are generally received within a few days of the related transaction.
The Company maintains its cash and cash equivalents with various commercial banks that are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per bank. At various times during 2015, cash balances at a single bank may have exceeded the FDIC insurance limit.
Accounts Receivable - Customer accounts receivable are classified as current assets and are carried at original invoice amounts less an estimate made for doubtful accounts receivable based on a review of significant outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition while applying historical experience to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. A trade receivable is considered to be past due if any portion of the receivable balance is outstanding more than 90 days. No interest is charged on past-due accounts. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company’s customer base and their dispersion across the U.S. and Canada.
Other Receivables and Vendor Support Funds - The Company receives various incentives through a variety of programs and arrangements, including allowances for new stores, warranties, volume purchase rebates, promotions and co-operative advertising. These incentives received from vendors are in the form of discounts, rebates, allowances, and promotional funds. Typically, these funds are dependent on purchase volumes and advertising activities. The amounts received are subject to changes in market conditions, vendor marketing strategies, and changes in the profitability or sell-through of the related merchandise for the Company.
The Company accounts for vendor support funds in accordance with Accounting Standards Codification ("ASC”) 605-50, Customer Payments and Incentives. Rebates and other miscellaneous incentives are earned based on purchases or product sales. These incentives are treated as a reduction of inventories and are recognized as a reduction to cost of sales as the inventories are sold. Vendor allowances and promotional funds are used exclusively for advertising and promotion activity and partially or fully offset the related expenses once the Company determines the allowances are for specific, identifiable incremental expenses.
Inventories - Transamerican’s inventories consists of finished goods and are valued at the lower of cost (last-in, first-out, or “LIFO”), determined using the weighted-average method, or market. Explorer’s inventories consist of raw materials, work in process and finished goods are valued at the lower of cost (first-in, first-out, or “FIFO”), determined using the weighted-average cost method or market.
Using the valuation methods noted above, Inventories as of December 31, 2015, were valued as follows:

FIFO weighted-average method	$6,487
LIFO method	91,132
Total	$97,619
The composition of inventories at December 31, 2015, were as follows:

Finished goods	$97,301
Raw materials and work in progress	6,487
Less: allowance to adjust the carrying value of inventories to LIFO basis	(6,169)
Total	$97,619
The use of the LIFO method of determining the cost of certain inventories had the effect of decreasing members’ equity by $6.2 million as of December 31, 2015, as well as decreasing 2015 net income by $0.2 million, as compared to what these amounts would have been under the FIFO method.
Property, Plant, and Equipment - Property, plant, and equipment are stated at cost. Construction in progress includes costs incurred for the construction of building improvements and machinery and equipment in process. Repair and maintenance costs that do not extend the useful life or otherwise improve the utility of the asset beyond its existing useful state are expensed in the period incurred.
Depreciation is computed using the straight-line method over the following estimated useful lives of the depreciable assets. Leasehold improvements are depreciated over the shorter of the term of the lease or their estimated useful lives.
The components of property, plant, and equipment at December 31, 2015 are as follows:

	Estimated Useful Lives (years)	2015
Land	Indefinite	$500
Building	33	2,484
Machinery and equipment	4-10	12,195
Furniture and fixtures	4-10	7,036
Data processing equipment	3-10	5,156
Transportation equipment	5	3,415
Leasehold improvements		11,143
Assets under construction		3,175
		45,104
Less: Accumulated depreciation and amortization		21,534
Total		$23,570

Depreciation and amortization expense charged to operations, including that related to capital leases, was $4.4 million for the year ended December 31, 2015. The Company had assets held under capital leases with net book value of $0.1 million at December 31, 2015.
Investment in Joint Venture - The Company’s 25% investment in BAIC TAP Off-Road Vehicle Technology, Limited, a corporation formed under the laws of the Peoples’ Republic of China is accounted for under the equity method. Dividends and interest received are recorded as reductions in the investment while contributions are recorded as an increase in the investment. The earnings or losses on the investment allocated to the Company are recorded in the Company’s statement of operations.
Deferred Financing Costs - Deferred financing costs are amortized using the straight-line method over the term of the related agreement and recorded as a component of interest expense in the accompanying consolidated statement of comprehensive loss. Amortization of deferred financing cost was $0.2 million for the year ended December 31, 2015. Accumulated amortization as of December 31, 2015 was $1.8 million.
Goodwill and Indefinite‑Lived Intangibles - The cost in excess of fair value of identifiable net assets of businesses acquired is recorded as goodwill. Goodwill and intangible assets with indefinite lives are not amortized, rather an analysis is performed at least annually to compare the fair value of the reporting unit to the carrying amount to determine if any impairment exists. Intangible assets with finite lives are amortized over their useful lives.
The Company tests goodwill and intangible assets with indefinite lives for impairment by applying a fair value test in the fourth quarter of each year, unless circumstances dictate more frequent assessments. There was no impairment to goodwill and indefinite-lived intangible assets for the year ended December 31, 2015.
The changes in Goodwill for the year ended December 31, were as follows:

2015
Goodwill, balance at January 1,	$3,687
Change in Goodwill	2,632
Goodwill, balance at December 31	$6,319
Intangible and Long-Lived Assets - The Company evaluates the recoverability of its intangible and long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When such an event occurs, the Company compares the sum of the undiscounted expected future cash flows of the asset with the carrying amounts of the asset. If the undiscounted expected future cash flows are less than the carrying value of the assets, the Company measures the amount of impairment loss as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is determined based on appropriate valuation techniques. There was no impairment to intangible and long-lived assets for the year ended December 31, 2015.
Amortization of intangible assets with definite lives is provided for on a straight-line basis over their estimated useful lives.
The gross carrying amounts and accumulated amortization of the Company’s intangible assets at December 31, 2015 were as follows:

	Amortization period	Gross carrying amount	Additions	Accumulated amortization	Net
Tradenames	Indefinite	$6,328	$1,500	$—	$7,828
Domain name	Indefinite	9,400		—	9,400
Customer relationship	8 years	4,607	2,100	—	6,707
Unpatented technology	12 years	1,100	—	—	1,100
		21,435	3,600	—	25,035
Accumulated amortization		(3,453)	—	(880)	(4,333)
Total		17,982	3,600	(880)	20,702
Intangibles amortization expense was $0.9 million for the year ended December 31, 2015. The weighted-average remaining amortization period for all definite lived intangibles was approximately 3.9 years at December 31, 2015. Estimated amortization for the next five years and thereafter is as follows:

Years ended December 31,
2016	$919
2017	825
2018	354
2019	354
2020	354
Thereafter	668
Total	$3,474

Deferred Revenue - The Company recognizes revenues related to sales of its extended warranty programs for tires and other products over the term of the warranty period which vary from two to five years. Warranty costs are recognized as incurred.
Revenues related to sales of its extended warranty program for powertrains and related accrued costs for claims are deferred and amortized over the warranty period, generally five years, while warranty administrative costs are recognized as incurred.
The changes in the total current and long-term deferred revenue related to extended warranties as of December 31, 2015, are summarized as follows:

2015
Balance - beginning of period	$6,156
New warranties sold	8,379
Less: reductions for revenue recognized	(4,536)
Balance - end of period	9,999
Less: current portion	(4,859)
Noncurrent portion	$5,140
Warranty expense incurred under its extended product warranties on tires and power trains was $1.1 million for the year ended December 31, 2015.
Deferred Rent and Lease Incentives - Rental expense is recognized on a straight-line basis over the term of the lease. The difference between the average rental amount charged to expense and actual amounts payable under the lease are recorded as deferred rent. The deferred rent balance of $1.5 million at December 31, 2015, is included in other long-term liabilities in the accompanying consolidated balance sheet.
Revenue Recognition - The Company recognizes revenue from the sale of merchandise at the time the merchandise is shipped or delivered, at which point title of products passes to the customer, the price is fixed and determinable, and collectability is reasonably assured. Service revenues are recognized upon completion of the service. Outbound shipping charges billed to customers are included in net sales. The Company records revenue net of an allowance for estimated future returns based on current sales levels and historical return rates. Additionally, the cost of promotional allowances offered to customers is recorded as sales discounts.
The Company recognizes the sales from gift cards and store credits as they are redeemed for merchandise. Prior to redemption, the Company maintains an unearned revenue liability for gift cards until the Company is released from such liability, which includes consideration of potential obligations arising from state escheatment laws. The Company has not recognized breakage on gift cards in the accompanying consolidated financial statements. The Company’s gift cards do not have expiration dates. The unearned revenue for gift cards is recorded in accrued expenses in the accompanying consolidated balance sheets and was $1.0 million at December 31, 2015. Additionally, the Company issues promotional gift cards and recognizes the related cost as a promotional expense in the accompanying consolidated statement of operations and comprehensive loss.
Advertising Policy - The Company expenses the production costs of advertising in the period the advertising first takes place. Advertising expense (net of income) was $8.8 million for the year ended December 31, 2015. Advertising costs that represent direct-response advertising are capitalized and amortized over their expected period of future benefit. Direct-response advertising consists primarily of product catalogs of the Company’s e-commerce and call center business. The capitalized costs of advertising are amortized in proportion to the expected revenue stream following the mailing of the respective catalog, generally three to five months. Prepaid advertising relating to direct response advertising by the mail order business was $0.6 million for the year ended December 31, 2015.
Store Preopening Costs - Store preopening costs and internal costs incurred in selecting and developing sites for new stores are expensed as incurred. The Company opened five stores in 2015.
Cost of Sales - Cost of sales includes the cost of merchandise, inventory shortages, inbound and outbound freight, payroll expenses associated with manufacturing, mechanics, inspection cost, processing, receiving and other warehouse costs, rent, and depreciation and amortization expense associated with the Company’s distribution centers.
Sales Taxes - Taxes collected from customers and remitted to governmental authorities are excluded from revenues.
Income Taxes - TAP Automotive Holdings, LLC and its wholly owned subsidiaries that are formed as limited liability companies are not subject to federal income tax. The members separately account for their pro-rata share of the Company’s items of income, deductions, losses and credits. Therefore, no provision is made in the accompanying consolidated financial statements for liabilities for federal, state or local income taxes since such liabilities are the responsibility of the individual partners.
TAP Canada is formed as a Corporation and is subject to Canadian federal and provincial income taxes. The Company records an annual provision for income taxes based on taxable income.
As of December 31, 2015, the Company does not have any entity level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions and Canada. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three to four years from the filing of a tax return.
During 2015, the Company changed its tax year end to March 31 for U.S. jurisdictions, resulting in a short year return for the three months ending March 31, 2015.
Within sixty days of each fiscal year-end, the Company is required to make a tax distribution to its members per the TAP Automotive Holdings, LLC limited liability agreement, dated October 30, 2009. Tax distributions will be distributed to members in proportion to the taxable income of the Company allocated to each member in proportion to their ownership percentage. Aggregate distributions of $5.1 million were made during April and December 2015 related to the short year ended March 31, 2015. There were no other distributions made during 2015.
Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short maturities of these instruments. The carrying amount of long-term debt, including capital leases, approximates fair value because the interest rates are based on established market rates or variable reference rates.
Subsequent Events - Subsequent events are events or transactions that occur after the consolidated balance sheet date but before the consolidated financial statements were issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before the consolidated financial statements were issued.
The Company has evaluated events through March 31, 2016, which is the date the consolidated financial statements were available to be issued.

Note 3. Line of Credit and Notes Payable
The Company has a senior secured credit agreement, which provides for a $76.0 million senior revolving credit facility (“Revolving Credit Line”), and a second lien term loan facility of $60.0 million. Availability under the Revolving Credit Line is limited to certain assets of the Company and includes a $15.0 million sub-limit for standby and documentary letters of credit. Borrowings under the Revolving Credit Line are subject to interest at either a base rate plus an applicable margin, or the London InterBank Offered Rate (“LIBOR”), plus an applicable Margin (effective blended rate of 2.3% at December 31, 2015). Borrowings under the second lien term loan are subject to interest at LIBOR, plus an applicable margin (10.25% at December 31, 2015).
On July 2, 2015, the second lien term loan was modified to increase the borrowings to $60.0 million. The loan is interest only and all principal and accrued but unpaid interest is due December 31, 2016.
On March 30, 2015, the Revolving Credit Facility was amended and its limit was raised to $76.0 million, consisting of a $70.0 million operating revolver and a $6.0 million FILO tranche. The Revolving Credit Line also has stand-alone letters of credit of $0.3 million for the year ended December 31, 2015, which reduce the line balance.
The Revolving Credit Line is due at the earlier of October 1, 2019, or the date that all obligations become due and payable in full. The second lien term loan is due at the earlier of December 31, 2016, or the date that all obligations become due and payable.
The senior secured credit agreement is secured by substantially all of the assets of the Company and contains certain financial and nonfinancial covenants. The second lien term loan facility is secured by a second priority secured credit interest in substantially all of the assets of the Company and contains certain financial and nonfinancial covenants. At December 31, 2015, the Company was in compliance with these covenants.
The second lien term loan accrues interest at 10.25% as of December 31, 2015. The balance of the second lien term loan as of December 31, 2015 was $60.0 million. Payment of the second lien term loan is due on December 31, 2016. The Company has the ability and intent to re-finance the second lien term loan if necessary to a period beyond December 31, 2016.
Note 4. Commitments and Contingencies
Lease Commitments and Rent Expense - The Company leases warehouse, office, and retail facilities and equipment under operating leases expiring through February 2024, with some leases providing options for renewal. Some of these leases provide for payments of rent to be fully or partially abated through portions of the lease periods and contain certain rent escalation clauses resulting in a deferred rent obligation. The Company leases six facilities from the father of the President and CEO of the Company. For the year ended December 31, 2015, the Company recognized $4.1 million and $10.3 million of rent expense in cost of sales and selling, general and administrative expenses, respectively.
Minimum annual rentals, excluding insurance, taxes, repairs, and maintenance obligations for the remaining term of the leases, are as follows:

Years ending December 31,	Related party	Non related party	Net
2016	$568	$11,278	$11,846
2017	518	9,783	10,301
2018	508	6,343	6,851
2019	498	5,070	5,568
2020	—	3,848	3,848
Thereafter	—	4,180	4,180
Total	$2,092	$40,502	$42,594
Litigation - The Company is involved in litigation in the normal course of its business. In the opinion of Management, these matters will not have a material adverse impact on the Company’s consolidated financial position or on the results of operations.
On June 12, 2015, the Company settled ongoing litigation, filed in March of 2010, relating to certain financial transactions undertaken by the Company and its predecessor entity in 2009. The terms of the settlement are confidential pursuant to the parties’ Settlement Agreement of the same date. As part of the settlement, the Company was required to pay, and did so pay, certain sums to the plaintiffs, and in exchange, the parties agreed to release each other from all current and future claims or actions, known or unknown, thereby dismissing any action between the parties with prejudice. The settlement also adjourned all current or scheduled trials and arguments.
Note 5. Employee Retirement Plan
The Company has a 401(k) retirement plan covering employees who have completed three months of service, have attained the age of 21, and are not covered by a collective bargaining agreement, as specifically provided. A participant does not vest in the employer’s discretionary contribution to the plan on behalf of the participant until after three years of service, at which time the participant will be 100% vested. Employee contributions to the retirement plan are voluntary. The Company made contributions of $0.3 million to the 401(k) retirement plan for the year ended December 31, 2015.
Note 6. Membership Interests
The Company has 3 classes of membership interests outstanding at December 31, 2015:
Class A Membership Interests - 100 percent minus the Class B Share
Class B-1 Membership Interests -10 percent
Class B-2 Membership Interests - 9.5 percent
Series A Preferred Membership Interests - $ 3.0 million
The fair value of all membership interests issued on October 30, 2009 was $0.
Vesting - At December 31, 2011, all Membership Interests were vested.
Distributions - Distributions are determined solely at the discretion of the Board of Directors. Upon declaration by the Board of Directors or upon liquidation, Series A Membership Interests are entitled to a priority distribution up to $3 million, with the balance to be distributed pro rata to Class A and Class B Membership Interests.
Voting - Except for the specific rights of Members to consent to certain actions of the Company, the Members shall have no right or authority to participate in the management of the Company. Notwithstanding the foregoing, in no event shall the Series A Members be entitled to vote on any matter.
Note 7. Related-Party Transactions
The Company leases six facilities from the father of the President and CEO of the Company (see Note 4). The Company recorded $0.7 million of related party rent expense for the year ended December 31, 2015.
The Company has a promotional agreement with a company owned by the President and CEO of the Company to provide continued advertising through Greg Adler Motorsports. The agreement has been an ongoing activity and is deemed an integral part of the Company’s brand building activities which also involve sponsorship programs with various vendors. The Company recorded total payments of $1.0 million for the year ended December 31, 2015. These amounts include vendor sponsorships of $0.1 million for 2015, with the net effect of $0.9 million and is reported in selling, general and administrative expenses in the consolidated statements of comprehensive loss.
The Company also has a promotional agreement with the brother of the Company’s President and CEO to provide continued advertising through Kevin Adler Motorsports. The Company recorded total payments of twenty thousand dollars net of vendor sponsorships for 2015.
There were no amounts due to related parties at December 31, 2015.

Note 8. Acquisitions
2015 Acquisitions
On February 1, 2015, Transamerican acquired certain tangible and intangible assets and liabilities of PSC for a purchase price of $5.7 million plus an earn-out of up to $1.4 million to be paid over five years based on the results of operations. PSC is engaged in the business of designing, manufacturing and reselling, at wholesale and retail, in the United States and abroad, certain aftermarket parts and accessories for light truck and Jeep vehicles. The earn-out is recorded in Other Long Term Liabilities on the accompanying consolidated balance sheets.
On February 1, 2015, Transamerican acquired certain tangible and intangible assets and liabilities of CSC for a purchase price of $1.2 million. CSC is engaged in the business of marketing, reselling and installing aftermarket parts and accessories for light truck and Jeep vehicles in the state of Louisiana.
On October 31, 2015, Transamerican acquired certain tangible and intangible assets and liabilities of AMS for a purchase price of $0.5 million. AMS is engaged in the business of marketing, reselling and installing aftermarket parts and accessories for light truck and Jeep vehicles in the state of Virginia.
The Acquisition was accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), under which the assets acquired and liabilities assumed were recorded based on the estimated fair values at the date of the acquisition. The Company obtained third-party valuations for property and equipment acquired based on Level 2 inputs and identifiable intangible assets based on Level 3 inputs.
The following condensed balance sheet summarizes the estimated fair values of the consideration transferred, and the assets acquired and liabilities assumed at the acquisition date.

Cash consideration paid	$5,569
Fair value of earn-out	1,043
Purchase price payable	1,893
Total consideration to sellers	$8,505

Current assets	2,047
Property and equipment	1,016
Tradenames	1,500
Customer relationships	2,100
Current liabilities	(790)
Net assets acquired	$5,873
Goodwill	$2,632